ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

2016 EQUITY incentive plan

(as amended as of July 29, 2016)

Table of Contents

Section 1.	Purpose	1

Section 2.	Definitions	1

Section 3.	Administration	4

(a)	Power and Authority of the Committee	4
(b)	Delegation	5
(c)	Power and Authority of the Board	5
(d)	Previously Granted Options	5
(e)	Actions Taken in Good Faith	6
(f)	Costs of Administration	6

Section 4.	Shares Available for Awards	6

(a)	Shares Available	6
(b)	Accounting for Awards	6
(c)	Adjustments	7
(d)	Code Section 162(m) Award Limitations Under the Plan	7

Section 5.	Eligibility	7

Section 6.	Awards	8

(a)	Options	8
(b)	Stock Appreciation Rights	9
(c)	Restricted Stock and Restricted Stock Units	9
(d)	Performance Awards	10
(e)	Other Stock Grants	11
(f)	Other Stock-Based Awards	11
(g)	General	11

Section 7.	Events Affecting Oustanding Awards	13

(a)	Additional Definitions for this Section	13
(b)	Termination of Service Resulting from Death or Disability	13
(c)	Termination of Service Resulting from Other than Death or Disability	14
(d)	Change in Control	15

Section 8.	Amendment and Termination; Adjustments	15

(a)	Amendments to the Plan	15
(b)	Amendments to Awards	16
(c)	Correction of Defects, Omissions and Inconsistencies	16

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Section 9.	Income Tax Withholding	16

Section 10.	General Provisions	17

(a)	No Rights to Awards	17
(b)	Award Agreements	17
(c)	Plan Provisions Control	17
(d)	No Rights of Stockholders	17
(e)	No Limit on Other Compensation Arrangements	17
(f)	No Right to Employment	17
(g)	Governing Law	18
(h)	Severability	18
(i)	No Trust or Fund Created	18
(j)	Other Benefits	18
(k)	No Fractional Shares	18
(l)	Headings	18
(m)	Section 16 Compliance; Section 162(m) Administration	18
(n)	Conditions Precedent to Issuance of Shares; Notices	19
(o)	Participant’s Agreement and Acknowledgements Regarding Taxes	19

Section 11.	Section 409A	20

(a)	Time and Form of Payment	20
(b)	Delay in Payment	20
(c)	Key Definitions	20
(d)	Amendments	20

Section 12.	Effective Date of the Plan	21

Section 13.	Term of the Plan	21

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ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

2016 EQUITY incentive plan

Section 1. Purpose

The purpose of the Plan is to promote the long-term retention of key employees of the Company and other persons or entities who are in a position to make significant contributions to the success of the Company, to further reward these employees and other persons or entities for their contributions to the Company’s success, to provide additional incentive to these employees and other persons or entities to continue to make similar contributions in the future, and to further align the interests of these employees and other persons or entities with those of the Company’s stockholders. These purposes will be achieved by granting to such employees one or more Awards authorized by the Plan.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Other Stock Grant or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean a committee of Directors designated by the Board to administer the Plan, which shall initially be the Company’s compensation committee. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and Section 162(m) of the Code, and each member of the Committee shall be a “Non-Employee Director.” In the absence of any Committee of Non-Employee Directors, the term “Committee” when used herein shall refer to the entire Board.

(g) “Company” shall mean Algodon Wines & Luxury Development Group, Inc., a Delaware corporation, including all current and future subsidiaries, and any successor corporation.

(h) “Director” shall mean a member of the Board, including any Non-Employee Director.

(i) “Eligible Person” shall mean any employee, officer, consultant, advisor, independent contractor or director providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” shall mean, with respect to any property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, the Fair Market Value of a Share, as of a given date, shall be determined as follows:

(i)       If the Shares are listed on any established stock exchange or traded on a national market system, including platforms on the OTC Markets, Inc., the Fair Market Value of a Share shall be the average closing sale price for such share (or the closing bid, if no sale was reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the ten trading days preceding such day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. If there are no reported sales during any of the ten preceding trading days, the calculation of Fair Market Value under this sub-paragraph shall include the closing price from the immediately prior day or days needed to reach an average based on ten days.

(ii)       In the absence of such markets for the Shares, the Fair Market Value shall be determined in good faith by the Committee using a reasonable application of a reasonable valuation method.

(l) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” in accordance with the terms of Section 422 of the Code or any successor provision.

(m) “Non-Employee Director” shall mean any Director: (i) who is not also an employee of the Company or an Affiliate within the meaning of Rule 16b-3; and (ii) who is an “outside director” within the meaning of Section 162(m) of the Code.

(n) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(o) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(p) “Other Stock Grant” shall mean any right granted under Section 6(e) of the Plan.

(q) “Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.

(r) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(t) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses (including expense efficiency ratios and other expense measures), earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(u) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v) “Plan” shall mean the Algodon Wines & Luxury Development Group, Inc. 2016 Equity Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(w) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(x) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(y) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

(z) “Securities Act” shall mean the Securities Act of 1933, as amended.

(aa) “Share” or “Shares” shall mean a share or shares of common stock, $0.01 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(bb) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3. Administration

(a)        Power and Authority of the Committee . The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:

(i)       designate Participants;

(ii)       determine the type or types of Awards to be granted to each Participant under the Plan;

(iii)       determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award;

(iv)       determine the terms and conditions of any Award or Award Agreement;

(v)       amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of any Option or waive any restrictions relating to any Award;

(vi)       determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended;

(vii)       interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;

(viii)       establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(ix)       make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and

(x)       adopt such modifications, rules, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan, any Award, or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award. The Company intends that Awards under the Plan shall avoid application of Section 409A of the Code and thereby avoid any adverse tax results thereunder. The Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with this intent. In this regard, if any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A of the Code, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A of the Code shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(b)       Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan

(i)       with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or

(ii)       in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

(c)       Power and Authority of the Board . Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code. The Board’s approval of a grant of an Award under the Plan, including the names of Participants and the size of the Award, including the number of Shares subject to the Award, shall be reflected in minutes of meetings held by the Board or in written consents signed by members of the Board. Once approved by the Board, each Award shall be evidenced by such written instrument, containing such terms as are required by the Plan and such other terms, consistent with the provisions of the Plan, as may be approved from time to time by the Board.

(d)       Previously Granted Options. There are outstanding options for the purchase of Shares granted by the Company to Eligible Persons pursuant to the Company’s existing stock option plans (the “Pre-Existing Plan”). Options which are outstanding under the Pre-Existing Plan as of the effective date of this Plan shall continue to be exercisable and shall be governed by and be subject to the terms of the Pre-Existing Plan and the stock option agreements evidencing their issuance. The number of Shares that may be issued under the Plan shall not be reduced by (i) the number of Shares subject at such time to options granted and outstanding under the Pre-Existing Plan, or (ii) the number of Shares issued under the Pre-Existing Plan after the effective date of this Plan.

(e)       Actions Taken in Good Faith. No member of the Committee or Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted under the Plan. Further, except for the express obligations of the Company under the Plan and under Awards granted in accordance with the provisions of the Plan, the Company shall have no liability with respect to any Award, or to any Participant or any transferee of Shares from any Participant, including, but not limited to, any tax liabilities, capital losses, or other costs or losses incurred by any Participant or any such transferee.

(f)       Costs of Administration. All costs incurred in connection with the administration and operation of the Plan shall be paid by the Company.

Section 4. Shares Available for Awards

(a)       Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan, excluding shares issued under the Pre-Existing Plan, shall be 1,224,308 Shares, plus an automatic annual increase to be added on January 1 of each year equal to 2.5% of the total number of Shares outstanding on such date (including for this purpose any Shares issuable upon conversion of any outstanding capital stock of the Company).

(i)       Any Shares subject to an Award issued under this Plan or the Pre-Existing Plan that are canceled, forfeited or expire prior to exercise or realization, either in full or in part, shall be added to the total number of Shares available for an Award to be made under the Plan.

(ii)       Shares to be issued under the Plan may be either authorized but unissued Shares or Shares re-acquired and held in treasury.

(iii)       Notwithstanding the foregoing, (A) the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed the aggregate number of Shares that may be issued under the Plan, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision and (B) the number of Shares available for granting Restricted Stock and Restricted Stock Units shall not exceed 500,000, subject to adjustment as provided in Section 4(c) of the Plan. Shares tendered by Participants as full or partial payment to the Company upon exercise of an Award, and Shares withheld by or otherwise remitted to the Company to satisfy a Participant’s tax withholding obligations with respect to an Award, shall become available for issuance under the Plan.

(b)       Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. For Stock Appreciation Rights settled in Shares upon exercise, the aggregate number of Shares with respect to which the Stock Appreciation Right is exercised, rather than the number of Shares actually issued upon exercise, shall be counted against the number of Shares available for Awards under the Plan. Awards that do not entitle the holder thereof to receive or purchase Shares, and Awards that are denominated at the time of grant as payable only in cash and that are settled in cash, shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c)       Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of

(i)       the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards,

(ii)       the number and type of Shares (or other securities or other property) subject to outstanding Awards, and

(iii)       the purchase price or exercise price with respect to any Award;

provided, however, that no such adjustment shall be made to any Award to the extent that it would, in the view of the Company, cause such Award to be subject to Section 409A of the Code, and the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

(d)        Code Section 162(m) Award Limitations Under the Plan. Subject to adjustment as provided in Section 4(c), no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than 500,000 Shares per year or (ii) Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares with respect to more than 500,000 Shares per year.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards

(a)       Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)       Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii)       Option Term. The term of each Option shall be fixed by the Committee at the time of grant.

(iii)       Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. Without intending to limit the foregoing, if the market price of Shares subject to an Option exceeds the exercise price of the Option at the time of its exercise, the Board may cancel the Option and cause the Company to pay in cash or in Shares to the person exercising the Option an amount equal to the difference between the Fair Market Value of the Shares which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid.

(iv)       Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A)       To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

(B)       All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company.

(C)       Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, such Incentive Stock Option shall expire and no longer be exercisable no later than 5 years from the date of grant.

(D)       The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(E)       Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b)       Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. Each Stock Appreciation Right granted under the Plan shall, upon exercise, confer on the holder the right to receive, as determined by the Committee, cash or a number of Shares equal to the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee.

(c)       Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)       Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock, or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

(ii)       Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock.

(iii)       Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case as determined under criteria established by the Committee) during the applicable restriction period, all applicable Shares of Restricted Stock and Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d)       Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. Performance Awards denominated in Shares (including, without limitation, Restricted Stock and Restricted Stock Units) that are granted to Eligible Persons who may be “covered employees” under Section 162(m) and that are intended to be “qualified performance based compensation” within the meaning of Section 162(m), to the extent required by Section 162(m), shall be conditioned solely on the achievement of one or more objective Performance Goals established by the Committee within the time prescribed by Section 162(m), and shall otherwise comply with the requirements of Section 162(m).

(e)       Other Stock Grants. The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan.

(f)       Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons, subject to the terms of the Plan, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine.

(g)       General

(i)       Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee and required by applicable law.

(ii)       Requirements for Issuance of Shares and Effectiveness of Awards. Except as specifically provided by the Plan or the instrument evidencing an Award, a Participant shall not become a stockholder of the Company until (A) the Participant makes any required payments in respect of the Shares issued or issuable pursuant to the Award; (b) the Participant furnishes the Company with any required agreements, certificates, letters or other instruments; and (c) the Participant actually receives the Shares. Subject to any terms and conditions imposed by the Plan or the instrument evidencing an Award, upon the occurrence of all of the conditions set forth in the immediately preceding sentence, a Participant shall have all rights of a stockholder with respect to such Shares, including, but not limited to, the right to vote such Shares and to receive dividends and other distributions paid with respect to such Shares.

(iii)       Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iv)       Forms of Payment under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, or in installments, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(v)       Limits on Transfer of Awards. No Award (other than Other Stock Grants) and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution and the Company shall not be required to recognize any attempted assignment of such rights by any Participant; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; provided, further, that, if so determined by the Committee, a Participant may transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or successor to such Instructions or such Form)) at any time that such Participant holds such Option, provided that the Participant may not receive any consideration for such transfer, the “family member” may not make any subsequent transfers other than by will or by the laws of descent and distribution and the Company receives written notice of such transfer, provided, further, that, if so determined by the Committee and except in the case of an Incentive Stock Option, Awards may be transferable as determined by the Committee. Except as otherwise determined by the Committee (for Awards other than an Incentive Stock Option), each Award or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Except as otherwise determined by the Committee (for Awards other than an Incentive Stock Option), no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or other encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi)       Term of Awards. Subject to Section 6(a)(iv)(C), the term of each Award shall be for such period as may be determined by the Committee.

(vii)       Restrictions; Securities Exchange Listing. Notwithstanding any other provision of the Plan, the Company shall not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan: (A) until all conditions to the Award have been satisfied or removed; (B) until, in the opinion of counsel to the Company, all applicable federal and state laws and regulations have been complied with; (C) if the Shares are at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the shares to be delivered have been listed or included or authorized to be listed or included on such exchange or system upon official notice or notice of issuance; (D) if it might cause the Company to issue or sell more Shares than the Company is then legally entitled to issue or sell; and (e) until all other legal matters in connection with the issuance and delivery of such Shares have been approved by counsel to the Company.

(viii)       Limits on Sale of Shares. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions.

(ix)       Prohibition on Repricing. Except as provided in Section 4(c) hereof, no Option or Stock Appreciation Right may be amended to reduce its initial exercise price and no Option or Stock Appreciation Right shall be canceled and replaced with an Option or Options or Stock Appreciation Right having a lower exercise price, without the approval of the stockholders of the Company or unless there would be no material adverse effect on the Company’s financial statements as prepared in accordance with Generally Accepted Accounting Principles.

Section 7. Events Affecting Oustanding Awards

(a)       Additional Definitions for this Section.

(i)       “Change in Control” shall mean the occurrence of any of the following events: (A) One Person (or more than one Person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (B) One Person (or more than one Person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 50% or more of the total voting power of the stock of the Company; or (C) A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.

(ii)       “Status Change” shall mean where a Participant ceases to be an Employee or there is a termination of the consulting service or other relationship in respect of which a non-Employee Participant was granted an Award.

(b)       Termination of Service Resulting from Death or Disability. If a Participant suffers a Status Change by reason of death or permanent disability (as determined by the Board), the following rules shall apply, unless otherwise determined by the Board:

(i)       All Options held by the Participant at the time of such Status Change, to the extent then exercisable, will continue to be exercisable by the Participant’s heirs, executor, administrator or other legal or personal representative, for a period of six months after the Participant’s Status Change. After the expiration of such six month period, all such Options shall terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. All Options held by a Participant at the time of such Status Change that are not then exercisable shall terminate upon such Status Change.

(ii)       All Restricted Stock held by the Participant at the time of such Status Change shall immediately become free of all restrictions and conditions.

(iii)       Any payment or benefit under a Performance Award to which the Participant was not irrevocably entitled at the time of such Status Change shall be forfeited and the Award canceled as of the time of such Status Change.

(c)       Termination of Service Resulting from Other than Death or Disability. If a Participant suffers a Status Change other than by reason of death or permanent disability, the following rules shall apply, unless otherwise determined by the Board at the time of grant of an Award:

(i)       All Options held by the Participant at the time of such Status Change, to the extent then exercisable, will continue to be exercisable by the Participant for a period of one month after the Participant’s Status Change. After the expiration of such one month period, all such Options shall terminate. In no event however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. All Options held by a Participant at the time of such Status Change that are not then exercisable shall terminate upon such Status Change.

(ii)       All Restricted Stock held by the Participant at the time of such Status Change shall immediately become free of all restrictions and conditions, unless such Status Change results from a voluntary resignation or termination for Cause (as defined herein), in which event all Restricted Stock held by the Participant at the time of the Status Change shall be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock shall be so transferred without any further action by the Participant).

(iii)       Any payment or benefit under a Performance Award to which the Participant was not irrevocably entitled at the time of such Status Change shall be forfeited and the Award canceled as of the date of such Status Change.

(iv)       A termination by the Company of a Participant’s employment with or service to the Company shall be for “Cause” only if the Board determined that the Participant: (1) was guilty of gross negligence or willful misconduct in the performance of his or her duties for the Company; (2) had failed to perform the requirements of their job position or function in any material respect; (3) had breached or violated, in a material respect, any agreement between the Participant and the Company or any of the Company’s policy statements regarding conflicts-of-interest, insider trading or confidentiality; (4) had committed a material act of dishonesty or breach of trust; (5) had engaged in conduct that was potentially detrimental to the business, reputation, character and standing of the Company; or (6) had committed a felony. Determination of Cause shall be made by the Board in its sole discretion.

(v)       For all purposes of this Section 7, if a Participant is an Employee of an Affiliate that ceases to be an Affiliate, then the Participant’s employment with the Company will be deemed to have been terminated by the Company without Cause, unless the Participant is transferred to the Company or another Affiliate. Further, the employment with the Company of a Participant will not be deemed to have been terminated if the Participant is transferred from the Company to an Affiliate, or vice versa, or from one Affiliate of the Company to another.

(d)       Change in Control In the event of a Change in Control, the following rules will apply, unless otherwise expressly provided by the Board at the time of the grant of an Award or unless determined by the Board in accordance with the provisions of this section:

(i)       50% of each unvested outstanding Option shall automatically become exercisable in full six months after the occurrence of such Change in Control or, if sooner, upon a termination by the Company of the Participant’s employment with or service to the Company for any reason other than for Cause. This provision shall not prevent an Option from becoming exercisable sooner where it would otherwise have become exercisable under such Option during such period.

(ii)       50% of each unvested outstanding share of Restricted Stock shall automatically become free of all restrictions and conditions six months after the occurrence of such Change in Control or, if sooner, upon a termination by the Company of the Participant’s employment with or service to the Company for any reason other than for Cause. This provision shall not prevent the earlier lapse of any restrictions or conditions on Restricted Stock that would otherwise have lapsed during such period.

(iii)       Conditions on Performance Awards which relate only to the passage of time and continued employment shall automatically terminate six months after the occurrence of such Change in Control or, if sooner, upon a termination by the Company of the participant’s employment with or service to the Company for any reason other than for Cause. This provision shall not prevent the earlier lapse of any conditions relating to the passage of time and continued employment that would otherwise have lapsed during such period. Performance or other conditions (other than conditions relating only to the passage of time and continued employment) shall continue to apply unless otherwise provided in the instrument evidencing the Award or in any other agreement between the Participant and the Company or unless otherwise agreed to by the Board.

(iv)       The Board shall have discretion, on a case by case basis, to increase the percentage of unvested outstanding Options or Restricted Stock that shall vest upon a Change in Control.

Section 8. Amendment and Termination; Adjustments

(a)       Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

(i)       violates the rules or regulations of the Financial Industry Regulatory Authority, Inc. (FINRA) or any other securities exchange that are applicable to the Company;

(ii)       causes the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan;

(iii)       increases the number of shares authorized under the Plan as specified in Section 4(a);

(iv)       permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, as prohibited by Sections 6(a)(i) and 6(b) of the Plan or the repricing of Options or Stock Appreciation Rights, as prohibited by Section 6(g)(ix) of the Plan; or

(v)       would prevent the grant of Options or Stock Appreciation Rights that would qualify under Section 162(m) of the Code.

(b)       Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof, except as provided under Section 11 of this Plan.

(c)       Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 9. Income Tax Withholding

In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 10. General Provisions

(a)       No Rights to Awards. No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)       Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and, if required by the Committee, accepted through any electronic medium in accordance with procedures established by the Committee.

(c)       Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d)       No Rights of Stockholders. Except with respect to Shares of Restricted Stock as to which the Participant has been granted the right to vote, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued in the name of such Participant or such Participant’s legal representative without restrictions thereto.

(e)       No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(f)       No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a Director of the Company or an Affiliate the right to continue as a Director or an Affiliate of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a Director of the Company or an Affiliate, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Awards granted hereunder shall not form any part of the wages or salary of any Eligible Person for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g)       Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the law of the state of Delaware, without regard to such state’s conflict of law rules.

(h)       Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i)       No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Eligible Person or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j)       Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

(k)       No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l)       Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(m)       Section 16 Compliance; Section 162(m) Administration. The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Eligible Persons. The Company intends to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(n)       Conditions Precedent to Issuance of Shares; Notices.

(i)       Shares shall not be issued pursuant to the exercise or payment of the purchase price relating to an Award unless such exercise or payment and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any applicable stock exchange and the laws of the state of Delaware. As a condition to the exercise or payment of the purchase price relating to such Award, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

(ii)       All notices with respect to the Plan shall be in writing and shall be hand delivered or sent by certified mail or reputable overnight delivery service, expenses prepaid. Notices to the Company or the Board shall be delivered or sent to the Company’s headquarters to the attention of its Chief Executive Officer. Notices to any Participant or holder of Shares issued pursuant to an Award shall be sufficient if delivered or sent to such person’s address as it appears in the regular records of the Company or the Company’s transfer agent.

(o)       Participant’s Agreement and Acknowledgements Regarding Taxes.

(i)       By accepting an Award, each Participant agrees that the Company, to the extent permitted or required by law, shall have the right (but not the obligation) to deduct a sufficient number of shares or money due to the Participant upon exercise of an Option or an Stock Appreciation Right or the grant of Restricted Stock or a Restricted Stock Unit to allow the Company to pay federal, state and local taxes of any kind required by law to be withheld upon the exercise or payment of such Award from any payment of any kind otherwise due to the Participant. The Company shall not be obligated to advise any Participant of the existence of any tax or the amount which the Company will be so required to withhold.

(ii)       By accepting an Award, each Participant acknowledges that the Company has advised such Participant to discuss the grant of such Award with the Recipient’s tax, legal, investment, and other advisors as the Participant and such advisors determine to be appropriate, and that such consultation shall include (to the extent determined by the Participant and Participant’s advisors) a discussion of the advisability of making an election under Section 83 of the Internal Revenue Code.

(iii)       Participant further acknowledges that: (A) Section 83 of the Code taxes as ordinary income the difference between the purchase price for Shares and the Fair Market Value of Shares as of the date any forfeiture restrictions on the Shares terminates or lapses; (B) Participant may elect to be taxed at the time the Shares are issued, rather than when and as the forfeiture restrictions terminate or lapse (if ever), by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty days from the date the Shares were issued; and (C) it is Participant’s responsibility (and not the Company’s) to file timely the election under Section 83(b), even if Participant requests the Company or its representatives to make that filing on its behalf.

Section 11. Section 409A

(a)       Time and Form of Payment. Notwithstanding anything contained in this Plan or in an Award Agreement to the contrary, the time and form of payment of an Award that is subject to the limitations imposed by Section 409A of the Code, shall be set forth in the applicable Award Agreement on or before the time at which the Participant obtains a legally binding right to the Award (or such other time permitted under Section 409A of the Code) and such time and form of payment shall comply with the requirements of Section 409A of the Code.

(b)       Delay in Payment. Notwithstanding anything contained in this Plan or an Award Agreement to the contrary, if the Participant is deemed by the Company at the time of the Participant’s “separation from service” with the Company to be a “specified employee” as determined under Section 409A of the Code, any “nonqualified deferred compensation” to which the Participant is entitled in connection with such separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid or commence payment until the date that is the first business day following the six month period after the Participant’s separation from service (or if earlier, the Participant’s death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Participant under Section 409A of the Code. Any compensation which would have otherwise been paid during the delay period (whether in a lump sum or in installments) in the absence of this Section 11(b) shall be paid to the Participant (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(c)       Key Definitions. For purposes of this Plan, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(d)       Amendments. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted under the Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the terms of an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to assume any increased economic burden. No action taken by the Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a Participant’s rights with respect to an Award or to require the consent of such Participant. The Committee reserves the right to make additional changes to the Plan and Awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

Section 12. Effective Date of the Plan

The Plan shall be effective upon its adoption by the Board, provided, however, that in the event the Plan is not approved by the stockholders of the Company within one year thereafter, no Option granted pursuant to this Plan shall qualify as an Incentive Stock Option.

Section 13. Term of the Plan

No Award shall be granted under the Plan after ten years from the earlier of the date of adoption of the Plan by the Board or the date of stockholder approval or any earlier date of discontinuation or termination established pursuant to Section 8(a) of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.